Exhibit 10.1
TENTH LOAN MODIFICATION AGREEMENT
     This Tenth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 9, 2007, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 230 West Monroe Street, Suite 720, Chicago, Illinois 60606 (“Bank”) and DOUBLE-TAKE SOFTWARE, INC., f/k/a NSI SOFTWARE, INC., successor by merger with NETWORK SPECIALISTS, INCORPORATED, a Delaware corporation with offices at Two Hudson Place, Suite 700, Hoboken, New Jersey 07030 (“Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 16, 2003, evidenced by, among other documents, a certain Loan and Security Agreement dated as of October 16, 2003 between Borrower and Bank, as amended (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).
Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. DESCRIPTION OF CHANGE IN TERMS.
Modifications to Loan Agreement.
A.	Section 5.4 to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense, which inspections and audits shall not exceed four (4) per calendar year prior to the occurrence of an Event of Default, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Silicon schedule an audit more than 10 days in advance, and Borrower seeks to reschedule the audit with less than 10 days written notice to Silicon, then (without limiting any of Silicon’s rights or remedies), Borrower shall pay Silicon a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Silicon, to compensate Silicon for the anticipated costs and expenses of the cancellation.”

and inserting in lieu thereof the following:

“5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process.”

B.	Section 8 of the Loan Agreement is hereby amended by deleting the definitions of “Adjusted Quick Ratio”, “Current Liabilities”, “Deferred Revenue”, “Deferred Revenue Offsets”, “EBITDA”, “Eligible Receivables”,
“Quick Assets”, and “Total Liabilities” set forth therein.

C.	Section 1 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“1. Credit Limit

(Section 1.1): An amount not to exceed the lesser of (A) or (B), below:
(A)

(i) $4,750,00.00 at any one time outstanding (the “Maximum Credit Limit”); minus

(ii) the aggregate amounts then undrawn on all outstanding letters of credit, foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.

(B)

(i) 80% of the amount of the Borrower’s Eligible Receivables, exclusive of Deferred Revenue Offsets and rebate accruals; provided, however, in the event that Borrower has an Adjusted Quick Ratio (to be tested on a monthly basis, as of the end of each month) of at least 1.25 to 1.0, then Silicon will not exclude such Deferred Revenue Offsets or rebate accruals; minus

(ii) the aggregate amounts then undrawn on all outstanding letters of credit, foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.”
and inserting in lieu thereof the following

“1. Credit Limit

(Section 1.1): An amount not to exceed:
(i) $2,000,00.00 at any one time outstanding (the “Maximum Credit Limit”); minus

(ii) the aggregate amounts then undrawn on all outstanding letters of credit, foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.”
D.	Section 1 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“Letter of Credit/ Cash Management Services Sublimit (Section 1.5, 1.6): $2,500,000.00 (less foreign exchange contract exposure)

Foreign Exchange Contract Sublimit (Section 1.6) $500,000.00”

and inserting in lieu thereof the following:

“Letter of Credit/ Cash Management Services Sublimit (Section 1.5, 1.6): $1,500,000.00 (less foreign exchange contract exposure)

Foreign Exchange Contract Sublimit (Section 1.6) $500,000.00”

E.	Section 3 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“Early Termination Fee: If the Obligations are voluntarily or involuntarily prepaid or if this Agreement is otherwise terminated prior to its maturity, the Borrower shall pay to Silicon a termination fee in the amount equal to one (1%) percent of the greater of $4,750,000 or the then Maximum Credit Limit, provided that no such termination fee shall be charged if the credit facility hereunder is replaced or transferred to another division of Silicon. The termination fee shall be due and payable upon prepayment by the Borrower in the case of voluntary prepayments or upon demand by Silicon in the event of involuntary prepayment, and if not paid immediately shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.”

and substituting the following text therefor

“Early Termination Fee: (intentionally omitted).”

F.	Section 3 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“Unused Line Fee: In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Loans outstanding during the month (including outstanding Letters of Credit) is less than the amount of the Maximum Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.50% per annum on the difference between the amount of the Maximum Credit Limit and the average daily principal balance of the Loans outstanding during the month, which unused line fee shall be computed and paid monthly, in arrears, on the last day of each month.”

and substituting the following text therefor:

“Unused Line Fee: (Intentionally omitted).”

G.	Section 4 of the Schedule to the Loan Agreement is hereby amended by deleting same in its entirety and substituting the following text therefor:

“4. Maturity Date

(Section 6.1) April 29, 2008.”

H.	Section 5 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“5. FINANCIAL COVENANTS

(Section 5.1): Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

a. Adjusted Quick Ratio. Borrower shall maintain a ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.50 to 1.00.

b. EBITDA. Borrower and its Subsidiaries, on a consolidated basis, shall maintain, measured as of the end of each fiscal quarter, EBITDA minus capital expenditures of at least $1.00.

and substituting the following text therefor:

“5. INTENTIONALLY DELETED.”

I.	Section 6 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

“Borrower shall provide Silicon with the following:

1. Monthly, borrowing base certificates and transaction reports, within fifteen days after the end of each month.

2. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within thirty days after the end of each month.

3. Monthly Receivable agings, aged by invoice date, and receivable reconciliations, within thirty days after the end of each month.

4. Monthly consolidated and consolidating unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

5. Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

6. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

7. Annual consolidated and consolidating audited financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Silicon, provided, however, Borrower may deliver its year end December 31, 2005 annual audited financial statements to Silicon on or before June 30, 2006.

8. Such additional reports and information as Silicon may from time to time specify.”

and substituting the following text therefor:

“Borrower shall provide Silicon with the following:

1. Within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

2. Such additional reports and information as Silicon may from time to time specify.”
4. FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
5. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate delivered to the Bank on or about October 16, 2003, and acknowledges, confirms and agrees the disclosures and information provided therein has not changed, as of the date hereof.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against the Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Bank, whether known or unknown, at law or in equity, all of tem are hereby expressly WAIVED and Borrower hereby RELEASES the Bank from any liability thereunder.
9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
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     This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.
BORROWER:
DOUBLE-TAKE SOFTWARE, f/k/a NSI SOFTWARE, INC. ,
successor by merger with
NETWORK SPECIALISTS, INCORPORATED

By:	/s/ S. Craig Huke

Name:	S. Craig Huke
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ John Kinzer

Name:	John Kinzer
Title:	Deal Team Leader